Bausch & Lomb Incorporated
Exhibit 11
Statement Regarding Computation of Per Share Earnings
(Share Amounts in Thousands)

(Dollar Amounts in Millions Except Per Share Data)

	2002	2001
Income from continuing operations	$ 72.5	$ 42.0
Sale price adjustment related to disposal of discontinued operations, net	-	(21.1)
Gain on early extinguishment of debt	-	-
Change in accounting principle, net	-	0.3
Net Income	$ 72.5	$ 21.2

Basic Net Income Per Common Share:
Continuing operations	$ 1.35	$ 0.78
Sale price adjustment related to disposal of discontinued operations, net	-	(0.39)
Gain on early extinguishment of debt	-	-
Change in accounting principle, net	-	-
Net income per common share	$ 1.35	$ 0.39

Diluted Net Income Per Common Share:
Continuing operations	$ 1.34	$ 0.78
Sale price adjustment related to disposal of discontinued operations, net	-	(0.39)
Gain on early extinguishment of debt	-	-
Change in accounting principle, net	-	-
Net income per common share	$ 1.34	$0.39

Basic average common shares outstanding (000s)	53,832	53,578
Dilutive effect of stock options (000s)	165	137
Diluted average common shares outstanding (000s)	53,997	53,715

Antidilutive outstanding stock options were excluded from the calculation of average shares outstanding. Total options excluded, in thousands, were 6,270 in 2002 and 2,946 in 2001.